As filed with the Securities and Exchange Commission on November 10, 2025

Registration No. 333-288392

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BAKKT HOLDINGS, INC.

(Exact name of Registrant as specified in its Charter)

Delaware	41-2324812
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

One Liberty Plaza, One Liberty St., Ste. 305-306,

New York, New York 10006

(Address of Principal Executive Offices, including zip code)

Bakkt Holdings, Inc. 2021 Omnibus Incentive Plan

(Full Title of Plan)

Akshay Naheta

Chief Executive Officer

One Liberty Plaza, One Liberty St., Ste. 305-306,

New York, New York 10006

(678) 534-5849

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Jared M. Fishman Matthew Goodman Mario Schollmeyer Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 (212) 558-4000	Marc D’Annunzio General Counsel One Liberty Plaza, One Liberty St., Ste. 305-306, New York, New York 10006 (678) 534-5849

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

This Post-Effective Amendment No. 1 (the “Amendment”) is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), to notify the Securities and Exchange Commission (the “Commission”) that effective as of November 3, 2025, Bakkt Intermediate Holdings, Inc. (formerly “Bakkt Holdings, Inc.”), a Delaware corporation (the “Predecessor Registrant”), merged (the “Merger”) with and into Bakkt Merger Sub 1, Inc., a Delaware corporation (“Merger Sub”) and a direct wholly-owned subsidiary of Bakkt Holdings, Inc. (formerly “Bakkt NewCo Holdings, Inc.”), a Delaware corporation (the “Successor Registrant”), pursuant to which the Predecessor Registrant became a direct wholly-owned subsidiary of the Successor Registrant, in accordance with the Agreement and Plan of Merger, dated November 3, 2025, among the Predecessor Registrant, the Successor Registrant and Merger Sub. For the purposes of this Amendment and the Registration Statement (as defined below), (i) as of any time prior to the effective time of the Merger, references to the “Company,” “we,” “us,” “our” and similar terms mean the Predecessor Registrant and references to “Class A Common Stock” mean the Class A Common Stock, par value $0.0001 per share, of the Predecessor Registrant and (ii) as of the effective time of the Merger and thereafter, references to the “Company,” “we,” “us,” “our” and similar terms mean the Successor Registrant and references to “Class A Common Stock” mean the Class A Common Stock, par value $0.0001 per share, of the Successor Registrant. This Amendment does not reflect any increase in the number of shares issuable pursuant to the Company’s equity compensation plans.

This Amendment relates to the Registration Statement (the “Registration Statement”) of the Predecessor Registrant on Form S-8 (File No. 333-288392), filed with the Commission on June 27, 2025, registering 979,201 shares of Class A Common Stock issuable under the Bakkt Holdings, Inc. 2021 Omnibus Incentive Plan (the “Plan”).

In connection with the Merger, all of the outstanding capital stock of the Predecessor Registrant (including any options or other rights to acquire the same) was converted automatically, on a share-for-share basis, into equivalent capital stock of the Successor Registrant (and rights to acquire the same). As a result of the Merger, each stockholder of the Predecessor Registrant became a stockholder of the Successor Registrant. In connection with the Merger, the Successor Registrant assumed the Predecessor Registrant’s existing obligations in connection with awards granted under the Plan.

In accordance with Rule 414 under the Securities Act, the Successor Registrant hereby expressly adopts the Registration Statement as its own registration statement except as amended by this Amendment, for all purposes of the Securities Act and under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All registration fees were paid at the time of filing of the original Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company incorporates by reference the following documents that the Company has previously filed with the Commission:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the Commission on March 20, 2025 (the “Annual Report”);

(b)

The portions of the Company’s Definitive Proxy Statement on Schedule 14A (other than information furnished rather than filed) that are incorporated by reference into the Annual Report, filed with the Commission on April 28, 2025;

(c)	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, filed with the Commission on May 12, 2025, and June 30, 2025, filed with the Commission on August 11, 2025;

(d)

The Company’s Current Reports on Form 8-K filed with the Commission on March  17, 2025, March  20, 2025, March  31, 2025, April  22, 2025, June  10, 2025 (other than information furnished rather than filed), June  10, 2025, June  13, 2025, June  20, 2025, July  28, 2025 (other than information furnished rather than filed), July 30, 2025 (other than information furnished rather than filed), August  6, 2025 (other than information furnished rather than filed), August  8, 2025, August  12, 2025, August  29, 2025, September  15, 2025, September  22, 2025, October  1, 2025 (other than information furnished rather than filed), October  8, 2025, October  14, 2025, October  20, 2025 (other than information furnished rather than filed), October  21, 2025, October  22, 2025, October  31, 2025 (other than information furnished rather than filed), November  3, 2025 and November 3, 2025 and the Company’s Current Report on Form 8-K/A filed with the Commission on November 7, 2025; and

(e)

The description of the Company’s common stock contained in Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on November 3, 2025, which updates the description of the Company’s Class A Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-39544) filed with the Commission on October 15, 2021, pursuant to Section  12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description, including Exhibit 4.9 of the Annual Report.

All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission (including, without limitation, information furnished under Item 2.02 or Item 7.01 of Current Reports on Form 8-K and the exhibits related to such items furnished under Item 9.01) shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, is or was furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporate Law (“DGCL”) authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

The Company’s Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) contains provisions that limit the liability of the Company’s directors for monetary damages to the fullest extent permitted by the DGCL. Consequently, the Company’s directors will not be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to the Company or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•	any transaction from which they derived an improper personal benefit.

Any amendment, repeal or elimination of these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment, repeal or elimination. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of the Company’s directors will be further limited to the greatest extent permitted by the DGCL.

In addition, the Company’s Amended and Restated Bylaws (“By-Laws”) provide that the Company will indemnify its directors and officers, and may indemnify its employees, agents and any other persons, to the fullest extent permitted by the DGCL. The Company’s By-Laws also provide that the Company must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, the Company has entered into or will enter into indemnification agreements with each of its directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require the Company, among other things, to indemnify its directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require the Company to advance all expenses reasonably and actually incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. The Company believes that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions included in the Company’s Certificate of Incorporation, By-Laws and the indemnification agreements that the Company has entered into or will enter into with its directors and executive officers may discourage stockholders from bringing a lawsuit against the Company’s directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against the Company’s directors and executive officers, even though an action, if successful, might benefit the Company and its stockholders. Further, a stockholder’s investment may be adversely affected to the extent that the Company pays the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions.

The Company has obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to the Company’s directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to the Company with respect to payments that may be made by the Company to these directors and executive officers pursuant to the Company’s indemnification obligations or otherwise as a matter of law.

Certain of the Company’s non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of the board of directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 8. Exhibits.

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of Bakkt Holdings, Inc. (incorporated by reference to Exhibit 3.1 to Bakkt Holdings, Inc.’s Current Report on Form 8-K (File No. 001-39544) filed with the SEC on November 3, 2025).

Exhibit No.	Description

3.2	Amended and Restated Bylaws of Bakkt Holdings, Inc. (incorporated by reference to Exhibit 3.2 to Bakkt Holdings, Inc.’s Current Report on Form 8-K (File No. 001-39544) filed with the SEC on November 3, 2025).

4.1	Specimen Class A Common Stock Certificate of the Company (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K filed with the Commission on October 21, 2021).

4.2	Bakkt Holdings, Inc. 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.9 to the Company’s Form 8-K filed with the Commission on October 21, 2021).

4.3	Amendment No. 1 to Bakkt Holdings, Inc. 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.11 to the Company’s Form 10-K filed with the Commission on March 20, 2025).

4.4	Amendment No. 2 to Bakkt Holdings, Inc. 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.12 to the Company’s Form 10-K filed with the Commission on March 20, 2025).

4.5	Amendment No. 3 to Bakkt Holdings, Inc. 2021 Omnibus Incentive Plan (incorporated by reference to Exhibit 4.5 to the Company’s Form S-8 filed with the Commission on June 27, 2025).

5.1	Opinion of Sullivan & Cromwell LLP.

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm of the Company.

23.2	Consent of KPMG LLP, independent registered public accounting firm of the Company.

23.3	Consent of Sullivan & Cromwell LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission, or the Commission, pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	that, for the purpose of determining liability under the Securities Act to any purchaser:

(i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)

that, for the purpose of determining liability of a registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of such undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)

that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 10, 2025.

BAKKT HOLDINGS, INC.

By:	/s/ Akshay Naheta
Akshay Naheta
Chief Executive Officer and Director

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints each of Akshay Naheta, Marc D’Annunzio and Karen Alexander, and each or any one of them, as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including any further post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the 10th day of November, 2025.

Signature	Title

/s/ Akshay Naheta Akshay Naheta	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Karen Alexander Karen Alexander	Chief Financial Officer (Principal Financial Officer)

/s/ Joseph Henderson Joseph Henderson	Chief Accounting Officer (Principal Accounting Officer)

/s/ Sean Collins Sean Collins	Chair of the Board of Directors

/s/ Madelyn Alden Schwartzer Madelyn Alden Schwartzer	Director

/s/ Michael Alfred Michael Alfred	Director

/s/ Colleen Brown Colleen Brown	Director

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